UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HMG/COURTLAND PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

     N/A

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HMG/COURTLAND PROPERTIES, INC.
1870 South Bayshore Drive
Coconut Grove, Florida 33133
(305) 854-6803

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 17, 2006

TO THE SHAREHOLDERS:	July 21, 2006
The annual meeting of shareholders of HMG/Courtland Properties, Inc. (the "Company") will be held at 10:30 A.M., on Thursday, August 17, 2006, at the Grove Isle Club and Resort, 4 Grove Isle Drive, Coconut Grove, Florida for the following purposes:

1.	To elect a Board of Directors;

2.	To act upon the renewal of the Advisory Agreement between the Company and HMG Advisory Corp.; and

3.	To transact such other business as may properly come before the meeting.

The record date for determining shareholders entitled to notice of and to vote at the annual meeting is July 10, 2006.

Enclosed is a copy of the Company's Annual Report to Shareholders (Form 10-KSB) for the fiscal year ended December 31, 2005.

It is important, whether or not you plan to attend the meeting in person, that you fill in, sign and date the accompanying proxy and return it promptly in the postage prepaid envelope which is enclosed for your convenience. The signing and mailing of the proxy will not affect your right to vote your shares in person if you attend the meeting and desire to do so.

By Order of the Board of Directors

Lawrence I. Rothstein
President and Secretary

PROXY STATEMENT
OF
HMG/COURTLAND PROPERTIES, INC.

The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of shareholders and is being mailed with this Proxy Statement to all shareholders on or about July 21, 2006. If a proxy card is properly signed and is not revoked by the shareholder, the shares of common stock of the Company (the "Shares") represented thereby will be voted at the meeting in accordance with the instructions, if any, of the shareholder. If no instructions are given, they will be voted for the election of directors nominated by the Board of Directors and for approval of the renewal of the advisory agreement (the "Advisory Agreement") between the Company and HMG Advisory Corp. (the "Adviser"). Any shareholder may revoke his proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

Holders of Shares of record at the close of business on July 10, 2006 are entitled to notice of and to vote at the meeting. On that date, there were 1,023,955 Shares outstanding. Each Share is entitled to one vote on all business of the meeting. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. As of July 10, 2006, Transco Realty Trust ("Transco"), 1870 South Bayshore Drive, Coconut Grove, Florida 33133, was the beneficial owner of 477,300 Shares, or 47% of the outstanding Shares, and Emanuel Metz, CIBC Oppenheimer Corp., One World Financial Center, 200 Liberty Street, New York, New York 10281, was the beneficial owner of 59,500 Shares, or 6% of the outstanding Shares. Beneficial ownership is based on sole voting and investment power.

The Company has been advised by its officers and nominees for directors, and their affiliated shareholders, Transco, Courtland Group, Inc. ("CGI") and T.G.I.F. Texas, Inc. ("T.G.I.F.") that they intend to vote for the election of each of the nominees and for the approval of the Advisory Agreement. Such shareholders own in the aggregate 607,230 shares, or 54% of the outstanding Shares. As a result, each of the nominees is expected to be elected as a director and the Advisory Agreement is expected to be approved. As noted below, certain directors of the Company are affiliated with principal shareholders of the Company and are principal shareholders, directors and officers of the Adviser. See "Election of Directors" below for information concerning holders who may be deemed to own beneficially more than 5% of the outstanding Shares.

ELECTION OF DIRECTORS

The entire Board of Directors will be elected at the annual meeting of shareholders to serve until the next annual meeting of shareholders and until the election and qualification of their successors. In the event any nominee should not continue to be available for election, proxies may be voted for the election of a substitute nominee or the Board of Directors may elect to reduce the number of directors. The Board of Directors has no reason to anticipate that any nominee will not be available for election. All of the nominees have been elected previously by the shareholders.

An affirmative vote by the holders of a majority of the Shares present-in-person-or-by proxy at the Annual Meeting of Shareholders is required for the election of each director.

Set forth below is certain information about each current director, each nominee for director and the Shares held by all directors and executive officers.

Shares Held as of a July 10, 2006

Name, Age, Year First Became a Director or Officer of the Company	Principal Occupation or Employment During the Past Five Years Other than with the Company and Other Information	Shares Owned by the Nominee or Members of His Family[1]	Additional Shares in which the Nominee has, or Participates in, the Voting or Investment Power[2]	Total Shares and Percent of Class[6]
Maurice Wiener 63-1974 Chairman of the Board of Directors, and Chief Executive Officer	Chairman of the Board and Chief Executive Officer of the Adviser; Executive Trustee, Transco Realty Trust; Director, T.G.I.F. Texas, Inc.; Chairman of the Board and Chief Executive Officer of CGI.	61,000[4]	541,830[3]	602,630 53%
Lawrence I. Rothstein 52-1983 Director, President, Treasurer and Secretary	Director, President, Treasurer and Secretary of Adviser; Trustee and Vice-President of Transco; Director, President, and Secretary of CGI; Vice-President of T.G.I.F. Texas, Inc.	50,000[4]	541,830[3]	591,830 52%
Walter G. Arader 86-1977 Director	President, Walter Arader and Associates, inc. (financial and management consultants).	15,400[4]	0	15,400 1%
Clinton Stuntebeck 67-2004 Director	Partner Emeritus, Schnader Harrison Segal & Lewis, LLP (2004); Chairman, Concordia Holdings, Ltd. (investment and business consulting) Senior Partner, Schnader Harrison Segal & Lewis, LLP.	5,000[4]	0	5,000 *
Harvey Comita 75-1992 Director	Business Consultant; Trustee, Transco Realty Trust.	10,000[4]	477,300[5]	487,300 43%
All Directors and Executive Officers as a Group		167,400[4]	541,830[3]	709,230 63%
____________________________

* Less than one percent

(1)	Unless otherwise indicated, beneficial ownership is based on sole voting and investment power with respect to the Shares.

(2)
Shares listed in this column represent Shares held by entities with which the directors or officers are associated. The directors, officers and members of their families have no ownership rights in the Shares listed in this column. See note 3 below.

(3)
This number includes the number of Shares held by Transco (477,300 Shares), CGI (54,530 shares) and T.G.I.F. Texas, Inc. ("T.G.I.F.") (10,000 shares). Several of the directors of the Company are directors, trustees, officers or shareholders of Transco, CGI and T.G.I.F.

(4)
This number includes Shares subject to options granted under the 2000 Stock Option Plan as follows: Mr. Wiener, 40,500; Mr. Rothstein, 29,900; 5,000 each to Mr. Arader, Mr. Comita and Mr. Stuntebeck; and 16,700 to two officers. Reference is made to "Compensation of Directors and Executive Officers and Other Transactions" for further information about the 2000 Stock Option Plan.

(5)	This number represents the number of Shares held by Transco, of which Mr. Comita is a trustee.

(6)	This percentage assumes the exercise of all outstanding options.

For information concerning relationships of certain directors and officers of the Company to the Adviser, see "Approval of Renewal of the Advisory Agreement."

As a result of these relationships, the persons named above may be deemed to share investment power and voting power of Shares held by each firm with which they are associated in conjunction with a number of other persons, including in several cases, persons who are neither directors nor officers of the Company.

Meetings of the Board of Directors

The Board of Directors held 3 meetings during 2005. During this period all of the directors of the Company attended at least 75% of the total number of meetings of the Board and any committee of which they were a member. The Board of Directors encourages director attendance at the Annual Meeting of the Shareholders. All of the members of the Board of Directors attended the 2005 Annual Meeting of the Shareholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Stock Option Committee. The Company does not have a Compensation Committee. Messrs. Arader and Comita serve as members of the Audit Committee. The Audit Committee met 5 times during 2005.

Messrs. Arader and Comita serve as members of the Stock Option Committee. The committee is authorized to grant options to officers and key employees of the Company. The Stock Option Committee met once during 2005.

Nominating Committee

The Board of Directors does not have a standing Nominating Committee due to the size of the Board; however, the Company's three independent directors review and make recommendations to the Board regarding the size and composition of the Board, consider and recruit candidates for director nominees based upon recommendations from current outside directors, members of management, outside consultants or search firms, and shareholders; recommends on an annual basis a slate of director nominees for approval by the Board and the shareholders and reviews our committee structure and membership. The independent directors are Messrs. Arader, Comita and Stuntebeck.

All three independent directors are "independent" directors as defined by the current American Stock Exchange listing standards. The Company does not have a Nominating Committee charter.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the three independent directors' criteria reflects the requirements of the recently adopted American Stock Exchange rules with respect to independence and the following factors: the needs of the Company with respect to the particular talents and experience of its directors, personal and professional integrity of the candidate, level of education and/or business experience, broad-based business acumen, the level of understanding of the Company's business and the income-producing commercial properties industry, strategic thinking and a willingness to share ideas, and diversity of experiences, expertise and background. These directors will use these and other criteria that they deem appropriate to evaluate potential nominees and will not evaluate proposed nominees differently depending upon who has made the recommendation.

The three independent directors will consider proposed nominees whose names are submitted to them by shareholders. They have not adopted a formal process for that consideration because they believe that this informal consideration process will be adequate. The three independent directors intend to review periodically whether a more formal policy should be adopted.

Any shareholder who desires to recommend a nominee for director must submit a letter, addressed to Secretary, HMG/Courtland Properties, Inc., 1870 South Bayshore Drive, Coconut Grove, Florida 33133, and which is clearly identified as a "Director Nominee Recommendation." All recommendation letters must identify the author as a shareholder and provide a brief summary of the candidate's qualifications, as well as contact information for both the candidate and the shareholder. Shareholders who wish to make a recommendation for a nominee to be elected at the Company's 2007 Annual Meeting must submit their recommendation by March 3, 2007, to allow for meaningful consideration and evaluation of the nominees by the three independent directors.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring the integrity of our financial statements, our independent auditor's qualifications and independence, the performance of our independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that each member of the Audit Committee, Messrs. Arader and Comita, is (1) an "audit committee financial expert," as that term is defined in Item 401(e) of Regulation S-B of the Exchange Act, and (2) "independent" as defined by the listing standards of the American Stock Exchange and Section 10A(m)(3) of the Exchange Act. The committee operates pursuant to a charter that was last amended by the Board on June 16, 2003. A copy of the charter was an appendix to the 2003 proxy statement.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors for the Company's 2005 fiscal year, Berenfeld, Spritzer, Schecter & Sheer ("BSSS"), were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, as currently in effect. The committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the committee referred to in this Report and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, nor with respect to auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations, efforts and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that BSSS is in fact "independent."

                    Members of the Audit Committee:
                    Walter G. Arader
                    Harvey Comita

INDEPENDENT PUBLIC ACCOUNTANTS

BSSS serves as our independent accountants. In performing its oversight role, the Audit Committee reviewed whether to retain BSSS as our independent accounting firm for the 2006 fiscal year as part of its regular process of recommending an independent auditor to the Board of Directors. The committee has recommended to the Board of Directors the selection of BSSS as the Company's independent auditors for 2006, and the Board of Directors has concurred in its recommendation. A representative of BSSS is not expected to be present at the Annual Meeting. The Audit Committee pre-approved all services rendered to the Company by its independent accountants.

The aggregate fees billed by the Company's accounting firm for the years ended December 31, 2005 and December 31, 2004 are as follows:

Fees of Accountants

	Aggregate Amount Billed		Share of Total
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Audit Fees, including review of quarterly financial statements	$79,000	$71,000	77%	76%

Tax Fees (consists of fees related to tax compliance and planning)	24,000	22,000	23%	24%
Total Fees	$103,000	$93,000	100%	100%

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive officers receive no cash compensation from the Company in their capacity as executive officers. Executive officers are eligible to receive stock options pursuant to the 2000 Stock Option Plan.

Compensation of Directors. Each director receives an annual fee of $8,000, plus expenses and $500 for each meeting attended of the Board of Directors.

Exercise and Grant of Options.

In November 2000, the Company’s Board of Directors authorized the 2000 Stock Option Plan (the “Plan”), which was approved by the shareholders in June 2001. The Plan provides for the grant of options to purchase up to 120,000 shares of the Company’s common stock to the officers and directors of the Company. Under the Plan options are vested immediately upon grant and may be exercised at any time within ten (10) years from the date of grant. Options are not transferable and expire upon termination of employment, except to a limited extent in the event of retirement, disability or death of the grantee. The Plan, which permits the grant of qualified and non-qualified options expires in 2010, and is intended to provide incentives to the directors and officers of the Company, as well as to enable the Company to obtain and retain the services of certain key employees. The Plan is administered by a Stock Option Committee (the “Committee”) appointed by the Board of Directors. The Committee selects those directors, officers and key employees of the Company to whom options for shares of common stock of the Company shall be granted. The Committee determines the purchase price of shares deliverable upon exercise of an option; such price may not, however, be less than 100% of the fair market value of a share on the date the option is granted. Payment of the purchase price may be made in cash, Company stock, or by delivery of a promissory note, except that the par value of the stock must be paid in cash or Company stock. Shares purchased by delivery of a note must be pledged to the Company.

On June 25, 2001, options were granted to all officers and directors to purchase an aggregate of 86,000 Shares at no less than 100% of the fair market value at the date of grant. The average exercise price of the options granted in 2001 was $7.84 per share. The Company’s stock price on the date of grant was $7.57 per share. There were no options granted or exercised in 2004.

On March 31, 2005, a director of the Company was granted options to purchase 5,000 Shares at $12.25 per share (market value). The options are not restricted, fully vested and expire in March 2015.

On April 1, 2005, an officer of the Company exercised options to purchase 1,500 shares which had been previously granted. The exercise price of $12,495 and an existing promissory note due to the Company of $135,000 were satisfied by delivery by of 12,000 Shares at the then market value of $12.25 per share and $495, all in accordance with the Plan. Pursuant to the reload feature of the Plan, the officer received an option to purchase 12,000 Shares at $12.25 per share.

On August 16, 2005, two officers of the Company exercised options to purchase a total of 400 shares which had been previously granted. The total exercise price of $3,026 and existing promissory notes due to the Company from these officers totaling $70,000 were satisfied by delivery to the Company a total of 6,000 Shares at the then market value of $12.10 per share and $428, all in accordance with the Plan. Pursuant to the reload feature of the Plan these officers received options to purchase 6,000 shares at $12.10 per share.

A summary of the status of the Plan as it relates to the Company’s two executive officers (Mr. Wiener and Mr. Rothstein) as of December 31, 2005 and 2004, are presented below:

Outstanding Option Grants

Name of Executive Officer	Shares Subject to Grant of Options
Maurice Wiener Chairman of the Board and Chief Executive Officer	40,500	(1) (2)

Lawrence I. Rothstein Director, President and Chief Financial Officer	29,900	(2)

TOTAL	70,400

(1) These options were granted to Mr. Wiener (28,500) and Mr. Rothstein (24,900) at an exercise price of $8.33 and $7.57, respectively. The closing price for the Shares on the American Stock Exchange was $7.57 per share on June 25, 2001, the date of grant. All options expire on June 24, 2011. Mr. Wiener’s and Mr. Rothstein’s options include 12,000 and 5,000 reload options granted at an exercise price of $12.25 per share and $12.10 per share, respectively.

(2) Represents 42% and 25%, respectively, of all options granted.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of change in beneficial ownership of the Company's Shares. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that during 2005, its officers and directors of the Company complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion describes the organizational structure of the Company's subsidiaries and affiliates.

Transco Realty Trust ("Transco")

Transco is a publicly-held 47% shareholder of the Company. Mr. Wiener is the executive trustee and an officer of Transco and holds approximately 27% of Transco's stock. Mr. Rothstein serves as a trustee and an officer of Transco. Mr. Comita serves as a trustee of Transco.

Courtland Group, Inc. ("CGI")

CGI served as the Company's investment adviser until January 1, 1998 and owns approximately 35% of Transco's stock and owns approximately 5% of the Company's Shares. CGI is majority owned by Mr. Wiener, its Chairman and CEO.

HMG Advisory Corp. (the "Adviser")

The day-to-day operations of the Company are handled by the Adviser. Reference is made to "Approval of Advisory Agreement" below for further information about the duties and remuneration of the Adviser. The Adviser is majority-owned by Maurice Wiener, its Chairman and CEO.

Courtland Investments, Inc. ("CII")

The Company holds a 95% non-voting interest and Masscap Investment Company ("Masscap") holds a 5% voting interest in CII. In May 1998, the Company and Masscap entered into a written agreement in order to confirm and clarify the terms of their previous continuing arrangement with regard to the ongoing operations of CII, all of which provide the Company with complete authority over all decision making relating to the business, operation, and financing of CII consistent with the Company's status as a real estate investment trust.

CII and its wholly-owned subsidiary own 100% of Grove Isle Club, Inc., Grove Isle Yacht Club Associates, Grove Isle Marina, Inc., CII Spa, LLC, Courtland Bayshore Rawbar, LLC and it also owns 15% of Grove Isle Associates, Ltd., (the Company owns the other 85%).

T.G.I.F. Texas, Inc. (“T.G.I.F.”)

CII owns approximately 49% of the outstanding shares of T.G.I.F. Mr. Wiener is a director and Chairman of T.G.I.F. and owns, directly and indirectly, approximately 18% of the outstanding shares of T.G.I.F. T.G.I.F. also owns 10,000 Shares.

The following discussion describes all material transactions, receivables and payables involving related parties. The Company believes that all of the transactions described below were on terms as favorable to the Company as comparable transactions with unaffiliated third parties.

The Adviser.

As of December 31, 2005 and 2004, the Adviser owed the Company approximately $184,000 and $234,000, respectively. Amounts due from the Adviser bear interest at the prime rate plus 1% payable monthly, with principal due on demand.

The Adviser leases its executive offices from CII pursuant to a lease agreement. This lease agreement is at the going market rate for similar property and calls for base rent of $48,000 per year payable in equal monthly installments. Additionally, the Adviser is responsible for all utilities, maintenance, and security expenses relating to the leased premises. The lease term is five years expiring in November 2009.

In August 2004, the HMG Advisory Bayshore, Inc. ("HMGABS") (a wholly owned subsidiary of the Adviser) was formed for the purposes of overseeing the Monty's restaurant operations acquired in August 2004. HMGABS receives a management fee $25,000 per year from Bayshore Rawbar, LLC. For the years ended December 31, 2005 and 2004, HMGBS earned approximately $25,000 and $8,000, respectively, in such management fees.

South Bayshore Associates ("SBA").

SBA is a joint venture in which Transco and the Company hold interests of 25% and 75%, respectively. The sole major asset of SBA is a demand note from Transco, bearing interest at the prime rate, with an outstanding balance of approximately $331,000 in principal and interest as of December 31, 2005, compared to a balance of $432,000 as of December 31, 2004.

The Company also holds a demand note from SBA bearing interest at the prime rate plus 1% with an outstanding balance as of December 31, 2005 and 2004, of approximately $1,048,000 and $1,122,000, in principal and accrued interest, respectively. Interest payments of $120,000 and $20,000 were made in 2005 and 2004, respectively. Accrued and unpaid interest is not added to the principal. Because the Company consolidates SBA, the note payable and related interest income is eliminated in consolidation.

CGI. As of December 31, 2005 and 2004, CGI owed the Company approximately $253,000 and $303,000, respectively. Amounts due from CGI bear interest at the prime rate plus 1% payable monthly, with principal due on demand.

CII. The Company holds a demand note due from its 95%-owned consolidated subsidiary, CII, bearing interest at the prime rate plus 1% with an outstanding balance of $5,220,000 and $4,491,000 as of December 31, 2005 and 2004, respectively. During 2005 and 2004, advances from the Company to CII totaled $1.4 million and $3.1 million, respectively. Repayments from CII to the Company during 2005 and 2004, were $673,000 and $1.9 million, respectively. Accrued and unpaid interest is capitalized and included in advances. Because CII is a consolidated subsidiary of the Company, the note payable and related interest is eliminated in consolidation.

In 1986, CII acquired from the Company the rights to develop the marina at Grove Isle for a promissory note of $620,000 payable at an annual rate equal to the prime rate. The principal matured on January 2, 2006 and in June 2006, the maturity date was extended to January 2, 2011. Interest payments are due each January 2. Because the Company consolidates CII, the note payable and related interest income is eliminated in consolidation.

CII compensates one employee directly in his capacity as project manager for the Company's Texas property. This employee is Mr. Bernard Lerner who is a Vice President of Courtland Investments, Inc. and is also a cousin of the Company's Chairman and CEO Mr. Maurice Wiener. For the years ended December 31, 2005 and 2004, CII paid Mr. Lerner $85,000.

CII Spa, LLC.

In September 2004, the Company entered into an agreement with Noble House Associates, LLC ("NHA"), an affiliate of the Westgroup, for the purpose of developing and operating on the

Grove Isle property, a commercial project consisting of a first class spa, together with related improvements and amenities (the "Grove Isle Spa"). A subsidiary of the Company, CII Spa, LLC ("CIISPA") and NHA formed a Delaware limited liability company, Grove Spa, LLC ("GS") which is owned 50% by CIISPA and 50% by NHA. Construction of Grove Isle Spa was completed in the first quarter of 2005 and operations commenced in March 2005. GS sub-leases the Grove Isle Spa property from Westgroup. The initial term of the sublease commenced on September 15, 2004 and ends on November 30, 2016, with the GS having the right to extend the term for two additional consecutive 20 year terms on the same terms as the original sublease. Annual base rent of the sublease is $10,000, plus GS shall pay real estate taxes, insurance, utilities and all other costs relating to Grove Isle Spa.

In December 2004, the loan which secured by the Grove Isle property was renewed and extended with an additional $1 million borrowed. The additional $1 million (less loan costs) was loaned to GS to partially fund the construction of the spa. The Company received a promissory note from GS under the same terms as the renewed and extended bank loan. Since this loan is between two consolidated entities (i.e. Grove Isle Associates, Ltd and Grove Spa, LLC) it is eliminated in consolidation.

T.G.I.F.

As of December 31, 2005 and 2004, CII owed approximately $3,661,000 to T.G.I.F. All advances between CII and T.G.I.F. are due on demand and bear interest at the prime rate plus 1%. All interest due has been paid. As of December 31, 2005 and 2004, T.G.I.F. had amounts due from Mr. Wiener of approximately $707,000. These amounts are due on demand and bear interest at the prime rate. All interest due has been paid. Mr. Wiener received consulting and director's fees from T.G.I.F of approximately $37,000 and $41,000 for the years ended December 31, 2005 and 2004, respectively.

Exercised Stock Options and Related Promissory Notes

On August 24, 2000, certain officers and directors of the Company exercised all of their stock options and purchased a total of 70,000 Shares for $358,750. The Company received $70,000 in cash and $288,750 in promissory notes for the balance. The balance of the notes as of December 31, 2004 was $258,750, and in 2005 all balances were satisfied.

APPROVAL OF RENEWAL
OF THE ADVISORY AGREEMENT

The Advisory Agreement. At the 2005 Annual Meeting of Shareholders, the advisory agreement (the "Advisory Agreement") between the Company and HMG Advisory Corp. (the "Adviser") was amended and renewed for a one-year term expiring on December 31, 2006. On July 22, 2005, the shareholders approved the renewal of the Advisory Agreement between the Company and the Adviser for a term commencing January 1, 2006, and expiring December 31, 2006.

Under the terms of the Advisory Agreement, the renewal must be approved by the holders of a majority of the Shares. If the shareholders approve the Advisory Agreement, it will be amended and renewed for a one-year term.

The Adviser is majority owned by Mr. Wiener with the remaining shares owned by certain officers, including Mr. Rothstein. The officers and directors of the Adviser are as follows: Maurice Wiener, Chairman of the Board and Chief Executive officer; Lawrence I. Rothstein, President, Treasurer, Secretary and Director; and Carlos Camarotti, Vice President Finance and Assistant Secretary.

The following description of the Advisory Agreement contains a summary of its material terms.

General Provisions. The Advisory Agreement is not assignable without the consent of the unaffiliated directors of the Company and the Adviser. The Advisory Agreement provides that officers, directors, employees and agents of the Adviser or of its affiliates may serve as directors, officers or agents of the Company.

Duties of Adviser. The Adviser in performing its duties under the Advisory Agreement is at all times subject to the supervision of the directors of the Company and has only such authority as the directors delegate to it as their agent.  The Adviser counsels and presents to the Company investments consistent with the objectives of the Company and performs such research and investigation as the directors may request in connection with the policy decisions as to the type and nature of investments to be made by the Company. Such functions include evaluation of the desirability of acquisition, retention and disposition of specific Company assets. The Adviser also is responsible for the day-to-day investment operations of the Company and conducts relations with mortgage loan brokers, originators and servicers, and determines whether investments offered to the Company meet the requirements of the Company. The Adviser provides executive and administrative personnel, office space and services required in rendering such services to the Company. To the extent required to perform its duties under the Agreement, the Adviser may deposit into and disburse from bank accounts opened in its own name any money on behalf of the Company under such terms and conditions as the Company may approve.

Allocation of Expenses. Under the Advisory Agreement, the Adviser pays: all salary and employment expenses of its own personnel and of the officers and employees of the Company who are affiliates of the Adviser; all of the administrative, rent and other office expenses (except those relating to a separate office, if any, maintained by the Company) relating to its services as Adviser; and travel (to the extent not paid by any party other than the Company or the Adviser) and advertising expenses incurred in seeking investments for the Company.

The Company is required to pay all expenses of the Company not assumed by the Adviser, including, without limitation, the following: (a) the cost of borrowed money; (b) taxes on income, real property and all other taxes applicable to the Company; (c) legal, accounting, underwriting, brokerage, transfer agent's, registrar's, indenture trustee's, listing, registration and other fees, printing, engraving, and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's securities; (d) fees and expenses of advisors and independent contractors, consultants, managers and other agents employed directly by the Company; (e) expenses connected with the acquisition, disposition or ownership of mortgages or real property or other investment assets, including, to the extent not paid by any party other than the Company or the Adviser, but not limited to, costs of foreclosure, costs of appraisal, legal fees and other expenses for professional services, maintenance, repairs and improvement of property, and brokerage and sales commissions, and expenses of maintaining and managing real property equity interests; (f) the expenses of organizing or terminating the Company; (g) all insurance costs (including the cost of directors' liability insurance) incurred in connection with the protection of the Company's property as required by the directors; (h) expenses connected with payment of dividends or interest or distributions in cash or any other form made or caused to be made by the directors to holders of securities of the Company, including a dividend reinvestment plan, if any; (i) all expenses connected with communications to holders of securities of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing checks, certificates for securities and proxy solicitation materials and reports to holders of the Company's securities; (j) to the extent not paid by borrowers from the Company, the expenses of administering, processing and servicing mortgage, development, construction and other loans; (k) the cost of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Company; (1) general legal, accounting and auditing fees and expenses; (m) salaries and other employment expenses of the personnel employed by the Company who are not affiliates of the Adviser, fees and expenses incurred by the directors, officers and employees in attending directors' meetings, and fees and travel and other expenses incurred by the directors and officers and employees of the Company who are not affiliates of the Adviser. Expenses relating to the grant of options to all directors, officers and key employees of the Company under a plan approved by the shareholders of the Company are borne by the Company.

Remuneration of the Adviser. For services rendered under the Advisory Agreement that was in effect during 2005, the Adviser was entitled to receive as regular compensation a monthly fee equal to the sum of (a) $75,000 (equivalent to $900,000 per year) and (b) 20% of the amount of any unrefunded commitment fees received by the Company with respect to mortgage loans and other commitments which the Company was not required to fund and which expired within the next preceding calendar month. In 2005 and 2004, the Adviser's annual compensation under the Advisory Agreement amounted to approximately $937,000 and $1,215,000 in fees, respectively, of which $900,000 represented regular compensation and approximately $37,000 and $315,000 represented incentive compensation for 2005 and 2004, respectively. The Adviser continues to receive the incentive compensation outlined below.

The Advisory Agreement also provides that the Adviser shall receive incentive compensation for compensation for each fiscal year of the Company equal to the sum of (a) 10% of the realized capital gains (net of accumulated net realized capital losses) and extraordinary nonrecurring items of income of the Company for such year, and (b) 10% of the amount, if any, by which Net Profits of the Company exceed 8% per annum of the Average Net Worth of the Company. "Net Profits" is defined as the gross earned income of the Company for such period (exclusive of gains and losses from the disposition of assets), minus all expenses other than non-cash charges for depreciation, depletion and amortization and the incentive compensation payable to the Adviser, and minus all amounts expended for mortgage amortization on long-term mortgage indebtedness, excluding extraordinary and balloon payments. "Average Net Worth" is defined as the average of the amount in the shareholders' equity accounts on the books of the Company, plus the accumulated non-cash reserves for depreciation, depletion and amortization shown on the books of the Company, determined at the close of the last day of each month for the computation period.

If and to the extent that the Company requests the Adviser, or any of its directors, officers, or employees, to render services for the Company, other than those required to be rendered by the Adviser under the Advisory Agreement, such additional services are to be compensated separately on terms to be agreed upon between such party and the Company from time to time, which terms must be fair and reasonable and at least as favorable to the Company as similar arrangements for comparable transactions of which the Company is aware with organizations unaffiliated with the Adviser. The Adviser received $33,000 in 2005 and $20,000 in 2004, respectively, for managing certain of the Company's affiliates.

Set forth below is the aggregate compensation paid to the Adviser during the two fiscal years ended December 31, 2005 and 2004.

Form of Compensation	Amount
	2005	2004
Regular Compensation	$900,000	$900,000
20% of Unrefunded Commitment Fees	-0-	-0-
Incentive Compensation	37,000	315,000
Management Fees	33,000	20,000
Total	$970,000	$1,235,000

Brokerage Fees Paid the Adviser. Under the Advisory Agreement, the Adviser and its affiliates are prohibited from receiving from the Company any brokerage or similar fees for the placement of mortgages or other investments with the Company. However, the Adviser and its affiliates can receive normal brokerage commissions from borrowers in connection with transactions involving the Company, provided that such commissions are fully disclosed to all directors of the Company and the directors approve of the transaction and that such commissions (which to the extent paid by the borrower and retained by the Adviser or its affiliates may reduce the yield to the Company) are fair and reasonable and in accord with the prevailing rates in the locality in which the transaction is consummated for the type of conditions, receive normal brokerage commissions from sellers, buyers, lessees and other parties with whom the Company engages in transactions.

Management of the Adviser. Set forth below are the names, offices with the Adviser and principal occupations of the current executive officers and directors of the Adviser.

Name and Offices with the Adviser	Principal Occupation

Maurice Wiener Chairman of the Board of Directors and Chief Executive Officer	See "Election of Directors."
Lawrence Rothstein President, Treasurer, Secretary and Director	See "Election of Directors."
Carlos Camarotti Vice President-Finance and Assistant Secretary	Vice President and Assistant Secretary of the Adviser

The Directors recommend that the shareholders approve the renewal of the Advisory Agreement. An affirmative vote by the holders of a majority of the Shares present in person or by proxy at the Annual Meeting of Shareholders is required for approval of the Advisory Agreement.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company personally, by telephone or by telegraph.

OTHER BUSINESS

The Board of Directors is not aware of any business other than those items referred to above to be presented for action at the meeting. However, should any other matters requiring a vote of the shareholders arise, the agents named in the accompanying proxy will vote in accordance with their own best judgment.

PROPOSALS FOR NEXT YEAR'S MEETING

Shareholder proposals intended to be presented in the Company's proxy materials for the next Annual Meeting of Shareholders must be received by March 3, 2007, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A shareholder who wishes to make a proposal at the next Annual Meeting of Shareholders without including the proposal in the Company's proxy statement must notify the Company by May 16, 2007. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxies the Company solicits for the next Annual Meeting of Shareholders will have discretionary authority to vote on the proposal.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board of Directors by sending correspondence, in care of the Company's Secretary, HMG/Courtland Properties, Inc., 1870 South Bayshore Drive, Coconut Grove, Florida 33131, with an instruction to forward the communication to the particular director. The Company's Secretary will promptly forward all such shareholder communications to that director.

HOUSEHOLDING INFORMATION

The Commission adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

The Company and a number of brokers with accountholders who are shareholders of the Company will be "householding" the Company's proxy materials and annual report. As indicated in the notice previously provided by the Company and these brokers to the Company's shareholders, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from the Company or your broker that it or they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement or annual report, please contact the Company at the address or telephone number appearing on the first page of this proxy statement, directing your request to the attention of the Secretary, or notify your broker.

Shareholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request "householding" of their communications should contact the Company at the address appearing on the first page of this proxy statement, directing the request to the attention of the Secretary, or should contact their broker.

_________________________________________________

A copy of the Annual Report on Form 10-KSB for the year ended December 31, 2005 including financial statements and schedules thereto, filed with the Securities and Exchange Commission, may be obtained by shareholders without charge upon written request to: Secretary, HMG/Courtland Properties, Inc., 1870 South Bayshore Drive,
Coconut Grove, Florida 33133

YOU CAN SAVE YOUR COMPANY ADDITIONAL EXPENSE BY SIGNING AND
RETURNING YOUR PROXY AS PROMPTLY AS POSSIBLE

_________________________________________________

FORM OF PROXY
Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
HMG/COURTLAND PROPERTIES, INC.

August 17, 2006

Please Detach and Mail in the Envelope Provided

☒	Please mark your
votes as in this sample

		For	Withheld	Nominees:	M. Wiener		For	Against	Abstain
1.	Election of Directors	☐	☐		L. Rothstein W. Arader C. Stuntebeck H. Comita	2. Approval of renewal of the Advisory Agreement between Company and HMG Advisory Corp.	☐	☐	☐
FOR except vote withheld from the following nominees: ___________________________

3. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof, all in accordance with  the Company's Proxy Statement, receipt of which is hereby acknowledged.

This proxy when properly executed will be voted in accordance with the above instructions. In the absence of such specifications this proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Signature(s) __________________________________________________   Date __________________________________

Note: (Please sign exactly as your name appears. Persons signing as executors, trustees, guardians, etc. please so indicate when signing.)